UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 9, 2007

DiamondRock Hospitality Company

(Exact name of registrant as specified in charter)

Maryland	001-32514	20-1180098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 800

Bethesda,  MD 20817

(Address of Principal Executive Offices) (Zip Code)

(240) 744-1150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K (the “Report”) contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in Boston, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness; relationships with property managers; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete the Westin Boston Waterfront Hotel acquisition; and our ability to achieve the returns that we expect from the Westin Boston Waterfront Hotel. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this Report is as of the date of this Report, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 9, 2007, an affiliate of DiamondRock Hospitality Company (“DiamondRock” or the “Company”) signed a purchase agreement to acquire a leasehold interest in the Westin Boston Waterfront Hotel (the “Boston Westin Hotel”) from Boston Convention Center Hotel LLC, a joint venture of several Boston-based real estate developers, for a purchase price of $330.3 million. The ground lease expires on May 26, 2099. In addition to the Boston Westin Hotel, the acquisition will include a leasehold interest in 100,000 square feet of retail space and an option to acquire a leasehold interest in a parcel of land with development rights to build a 320 to 350 room hotel. Upon entering into the purchase and sale agreement, we made a $15 million deposit, $3 million of which became non-refundable on January 10, 2007. The remaining $12 million of the deposit will become non-refundable on January 18, 2007 if we do not terminate the purchase and sale agreement prior to that date. The acquisition of the leasehold interest in the hotel and the option to acquire the leasehold interest is scheduled to close during our first fiscal quarter of 2007, although the acquisition of the retail space is expected to close after that date.

We intend to finance this acquisition through a combination of the proceeds of the equity offering described in Item 7.01 below and an unsecured short-term loan (the “Hotel Loan”). The Hotel Loan, which is subject to the negotiation of definitive loan documents, is expected to be a six-month floating rate loan with an interest rate equal to 30-day LIBOR plus 125 basis points. The amount of the Hotel Loan will be $330.0 million less the net proceeds received by us from the equity offering. We intend to borrow the Hotel Loan from an affiliate of Citigroup Global Markets Inc., an underwriter of the equity offering.

We cannot assure you that we will acquire the Boston Westin Hotel because the proposed acquisition and the financing are subject to a variety of factors.

The foregoing summary of our acquisition of the Boston Westin Hotel is qualified in its entirety by the full terms and conditions of the Agreement for Sale and Purchase, as of January 9, 2007, by and among Boston Convention Center Hotel LLC, BCCH Retail LLC and DiamondRock Hospitality Limited Partnership, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 9, 2007, DiamondRock amended its charter to increase the number of its authorized shares of common stock from 100,000,000 to 200,000,000. The Company’s authorized shares are currently classified as follows: (i) 200,000,000 shares of common stock, $0.01 par value per share; and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share.

The amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

ITEM 7.01. Regulation FD Disclosure

On January 10, 2007, the Company issued a press release announcing that it had entered into an agreement to acquire, through its operating partnership, DiamondRock Hospitality Limited Partnership, the Boston Westin Hotel. A copy of the press release is furnished herewith as Exhibit 99.1.

On January 10, 2007, the Company announced through a press release that it plans to sell 14,500,000 shares of its common stock in an underwritten public offering. The press release is furnished herewith as Exhibit 99.2.

ITEM 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

See Index to Exhibits attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDROCK HOSPITALITY COMPANY

Date: January 10, 2007	By:	/s/ Michael D. Schecter
Michael D. Schecter
Executive Vice President, General Counsel
and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Amendment

10.1	Purchase and Sale Agreement, dated as of January 9, 2007, among Boston Convention Center Hotel LLC, BCCH Retail LLC and DiamondRock Hospitality Limited Partnership

99.1	Press Release dated January 10, 2007

99.2	Press Release dated January 10, 2007